Exhibit 99.1

NEWS

United Industrial Corporation to be

Acquired by Textron

IR Contact:	Media Contact:
James H. Perry	Sharon C. Corona
410-628-8786	410-628-3184
perrryj@aaicorp.com	corona@aaicorp.com

HUNT VALLEY, Maryland, October 8, 2007 — United Industrial Corporation (NYSE: UIC) announced today that it has signed a definitive agreement to be acquired by Textron Inc. (NYSE: TXT). UIC’s principal operating subsidiary, AAI Corporation, designs, produces, and supports aerospace and defense systems, including unmanned aircraft systems for the U.S. military, prime contractors and allied nations.

The board of directors of both companies approved the terms of the transaction, in which Textron will acquire all of the outstanding shares of UIC common stock for $81 per share in cash by way of a tender offer, followed by the merger of a wholly owned subsidiary of Textron into UIC, with UIC surviving the merger as a wholly owned subsidiary of Textron. The tender offer is expected to commence on or about October 16, 2007. The deal is expected to close during the fourth quarter of 2007, subject to the completion of certain legal and regulatory requirements.

The total value of the acquisition is expected to be approximately $1.1 billion at closing, inclusive of UIC stock expected to be issued to bondholders pursuant to the terms of the $120 million 3.75% convertible senior notes issued by the company in September 2004.

“This is an exciting new chapter for United Industrial. We have gained a solid reputation in our market niches and believe the merger with Textron will be a win-win for our customers and employees. It will allow us to be even more effective in delivering leading-edge innovative solutions to a growing list of satisfied customers,” stated Frederick M. Strader, president and chief executive officer of UIC and AAI Corporation.

“This deal recognizes the value of UIC’s aerospace and defense technology as well as the Company’s operational excellence,” said Warren G. Lichtenstein, Chairman of the Board of UIC and founder and managing partner of Steel Partners II, UIC’s largest investor. “I am proud to have been a part of UIC’s transformation into a world-class company since 1999 and foresee an exciting future with Textron.”

J.P. Morgan Securities Inc. acted as exclusive financial advisor to United Industrial with respect to the transaction.

United Industrial Corporation designs, produces, and supports aerospace and defense systems through its wholly owned subsidiary, AAI Corporation, and AAI Corporation’s direct and indirect wholly owned subsidiaries, AAI Services Corporation, Aerosonde Pty Ltd, Aerosonde North America Incorporated, ESL Defence Limited, McTurbine Inc., and Symtx, Inc. Its high-technology products and services include unmanned aircraft systems, training and simulation systems, automated aerospace test and maintenance equipment, armament systems, aviation ground support equipment, logistical and engineering services, and maintenance, repair and overhaul activities.

Textron Inc. is an $11 billion multi-industry company operating in 32 countries with approximately 40,000 employees. The company leverages its global network of aircraft, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, Fluid & Power, Textron Systems and Textron Financial Corporation.

For more information about UIC and AAI, visit www.unitedindustrial.com and www.aaicorp.com. For more information about Textron, visit www.textron.com.

This document contains certain forward-looking statements about UIC and Textron Inc. When used in this document, the words “anticipates”, “may”, “can”, “believes”, “expects”, “projects”, “intends”, “likely”, similar expressions and any other statements that are not historical facts, in each case as they relate to UIC and Textron Inc., the management of either such company or the transaction are intended to identify those assertions as forward-looking statements. In making any such statements, the person making them believes that its expectations are based on reasonable assumptions. However, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected or anticipated. These forward-looking statements are subject to numerous risks and uncertainties. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the control of UIC and Textron Inc., including: the successful consummation of the proposed transaction, the impact of general economic conditions in regions in which either such company currently does business, industry conditions, including competition, fluctuations in exchange rates and currency values, capital expenditure requirements, legislative or regulatory requirements, changes in the tax laws, interest rates and access to capital markets. The actual results or performance by UIC and Textron Inc. could differ materially from those expressed in, or implied by, these forward-looking statements. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of UIC and Textron Inc. Neither UIC nor Textron Inc. assumes an obligation to update or revise any such statements, whether as a result of new information or otherwise.

The tender offer described herein has not yet been commenced. The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell securities of UIC. At the time the tender offer is commenced, Textron and its wholly owned subsidiary intend to file a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer, and UIC intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Textron, its wholly owned subsidiary and UIC intend to mail these documents to the stockholders of UIC. These documents will contain important information about the tender offer and stockholders of UIC are urged to read them carefully when they become available. Stockholders of UIC will be able to obtain a free copy of these documents (when they become available) and other documents filed by UIC or Textron with the SEC at the website maintained by the SEC at www.sec.gov. In addition, stockholders will be able to obtain a free copy of these documents (when they become available) from Textron by contacting Textron at 40 Westminster Street, Providence, RI 02903, attention: Investor Relations, or from UIC by contacting UIC at P.O. Box 126, Hunt Valley, MD 21030, attention: Investor Relations.

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